Exhibit 99.16

The Lazard Funds, Inc.
Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Nathan A. Paul and Brian D. Simon, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing), to sign the Registration Statement on Form N-14 (and any and all amendments, including post-effective amendments, thereto) of The Lazard Funds, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Charles L. Caroll	President and Director	June 1, 2011
Charles L. Caroll

/s/ Stephen St. Clair	Treasurer	June 1, 2011
Stephen St. Clair

/s/ Ashish Bhutani	Director	June 1, 2011
Ashish Bhutani

/s/ Kenneth S. Davidson	Director	June 1, 2011
Kenneth S. Davidson

/s/ Nancy A. Eckl	Director	June 1, 2011
Nancy A. Eckl

/s/ Lester Z. Lieberman	Director	June 1, 2011
Lester Z. Lieberman

/s/ Leon M. Pollack	Director	June 1, 2011
Leon M. Pollack

/s/ Richard Reiss, Jr.	Director	June 1, 2011
Richard Reiss, Jr.

/s/ Robert M. Solmson	Director	June 1, 2011
Robert M. Solmson